EXHIBIT 99.1

CROSS COUNTRY HEALTHCARE COMPLETES ACQUISITION OF ASSETS
OF MEDICAL STAFFING NETWORK

BOCA RATON, Florida, June 30, 2014 -- Cross Country Healthcare, Inc. (NASDAQ: CCRN) (“Company” or “Cross Country”) today announced the completion of its acquisition of substantially all of the assets and certain liabilities of Medical Staffing Network (“MSN”), a comprehensive healthcare staffing company with 55 locations throughout the U.S. that provides per diem, local, contract, travel, and permanent hire staffing services. This closing follows the execution of the Asset Purchase Agreement between Cross Country and MSN on June 2, 2014 which was previously announced.

“This acquisition increases Cross Country’s branch network and market share, diversifies our customer base and brings us new service lines. I believe it positions us to serve our customers better and to increase earnings growth through improved fill rates, expansion of our MSP and per diem activities, and cost synergies,” said William J. Grubbs, President and Chief Executive Officer of Cross Country.

The total purchase price will be up to $48.1 million, subject to a final net working capital adjustment. Cross Country funded $45.6 million at closing, net of cash acquired. An additional $2.5 million was deferred and is due to the seller in 21 months, less any COBRA expenses incurred by Cross Country on behalf of former MSN employees over that period.

Cross Country financed the purchase price using $55 million in new subordinated debt consisting of a $30 million, 5-year term loan and $25 million of convertible notes having a 6-year maturity and a conversion price of $7.10. The combined effective cash interest rate for the subordinated indebtedness is expected to be 7.72% for 2014. Cross Country also amended its loan agreement with Bank of America. N.A. to increase its borrowing capacity under its senior secured asset-based revolving credit facility from $65 million to $85 million.

For the year ended December 29, 2013 and the five-month period ended May 25, 2014, MSN had audited revenues of $229 million and unaudited revenues of $98 million, respectively. The acquisition is expected to be accretive to EPS in 2015.

ABOUT CROSS COUNTRY HEALTHCARE
Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing healthcare staffing and workforce management solutions. Our traditional staffing includes temporary and permanent placement of travel nurses and allied professionals, branch-based local nurses and allied staffing, and locum tenens physicians. We provide flexible workforce management solutions to the healthcare market through diversified offerings, meeting the special needs of each client. In addition to traditional staffing, we offer managed service programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing, and recruitment process outsourcing services. We have approximately 3,000 active contracts with government and commercial hospitals and healthcare facilities, and other healthcare organizations throughout the U.S. to provide our staffing services and workforce solutions. We also provide physician and executive search services as well as education and training programs for healthcare professionals. Cross Country Healthcare employs approximately 1,100 corporate employees and utilizes on average 2,420 field employees and 1,640 independent contractors.

ABOUT MEDICAL STAFFING NETWORK
Medical Staffing Network is one of the largest and most recognized national providers of healthcare staffing and workforce solutions that balance quality patient care with cost-savings. With more than 30 years of experience, MSN's offerings streamline and optimize the patient care continuum from recruitment and onboarding to intake and case management. As a comprehensive healthcare staffing company, MSN provides nursing, allied healthcare, pharmacy, clinical research, anesthesia, advanced practice and case management professionals through a network of 60+ locations and traveler solutions.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will" and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we," "us," "our," or "Cross Country" in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com